Filed pursuant to Rule 424(b)(3)
Registration No. 333-142684

PROSPECTUS

ZI CORPORATION

5,486,380 Common Shares

The persons listed in the section of this prospectus entitled “Selling Shareholders" are offering for sale 5,486,380 common shares, which includes 1,709,532 shares issuable upon exercise of warrants. The selling shareholders acquired the common shares offered by this prospectus in a private placement in March 2007 in reliance on exemptions from registration under the Securities Act of 1933, as amended. We are registering the offer and sale of the common shares to satisfy the registration rights that we have granted.

The selling shareholders will receive all of the proceeds from the sale of the common shares offered by this prospectus, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of common shares by the selling shareholders.  If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants after deducting any additional commissions owed to the placement agent involved in the private placement in March 2007 related to warrant exercises by certain selling shareholders.

The selling shareholders may offer the common shares from time-to-time at market prices prevailing at the time of the sale or at negotiated prices.  See “Plan of Distribution" beginning on page 23 in this prospectus.  The shares which may be resold by the selling shareholders constituted approximately 9.8% of our issued and outstanding common shares on March 28, 2007 on a fully diluted basis. See “Selling Shareholders" beginning on page 21 in this prospectus for a complete description of the selling shareholders.

Our common shares are traded on the NASDAQ Global Market under the symbol “ZICA" and on the Toronto Stock Exchange under the symbol “ZIC."  On June 18, 2007, the last sale price of our common shares as quoted on the NASDAQ Global Market was US$1.35 per share.

This investment involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors" beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 2100, 840 - 7TH Avenue SW, Calgary, Alberta, Canada T2P 3G2. Our telephone number is (403) 233-8875.

The date of this prospectus is June 19, 2007.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission (the “Commission"). You should only rely on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The selling shareholders are offering to sell and seeking offers to buy common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares. Applicable Commission rules may require us to update this prospectus in the future.

Unless the context otherwise requires, throughout this prospectus the words “Zi Corporation," “Zi," “we," “us," and “our" refer to Zi Corporation and its subsidiaries.

Unless otherwise stated, all references to dollar amounts in this prospectus are stated in United States dollars.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

Private Placement

On March 28, 2007, we completed a private placement transaction in which we issued 3,776,848 common shares and 1,709,532 warrants to purchase shares that resulted in aggregate gross proceeds to us of approximately $6 million before expenses.  Each of these warrants is exercisable for one common share at an exercise price of $2.14 until March 28, 2012.  We agreed to register for public resale the common shares and the shares issuable upon exercise of the warrants issued to the purchasers in the private placement as well as certain common shares and shares issuable upon exercise of certain warrants that were issued to the placement agent involved in the private placement, all of which are reflected in the aggregate number of common shares and warrants listed above.  All of the warrants issued to the placement agent possess the same terms as the warrants issued in the private placement.  This prospectus has been prepared and the registration statement of which this prospectus is a part has been filed with the Commission to satisfy our obligations to the purchasers of the common shares and warrants in the private placement and the placement agent involved in the private placement. Accordingly, this prospectus covers the resale by certain selling shareholders of the common shares and the shares issuable upon exercise of the warrants issued in the private placement and the resale by the placement agent of the common shares and the shares issuable upon exercise of the warrants that were issued to the placement agent involved in the private placement.

About Zi Corporation

Zi Corporation is a technology company that delivers intelligent interface solutions to enhance the user experience of wireless and consumer technologies. We provide device manufacturers and network operators with a full range of intuitive and easy-to-use input solutions, including: eZiType™ for keyboard prediction with auto-correction; eZiText® for one-touch predictive text entry; Decuma® for predictive pen-input handwriting recognition; and the Qix™ search and service discovery engine to enhance the user experience and drive service usage and adoption. Our product portfolio improves the usability of mobile phones, PDAs, gaming consoles and television set-top boxes and the applications on them including SMS, MMS, e-mail and Internet browsing.  We support our strategic partners and customers from offices in Asia, Europe and North America.

The principal business unit of Zi Corporation is the Zi Technology business unit in which our core eZiText, eZiType, Decuma and Qix business is carried on. Our core technology product, eZiText, and its companion application, eZiType, are predictive text input solutions that predict words and/or phrases for use in messaging and other text applications. eZiText supports 60 languages and dialects. By offering word candidates as text is being entered, eZiText increases the ease, speed and accuracy of text input on electronic devices for applications such as short messaging, e-mail, e-commerce and Web browsing. In January 2005, we acquired the assets of handwriting recognition software specialists Decuma AB. In February 2005, we announced a new product, Qix, which is a mobile search and service discovery engine that enables rapid discovery of contacts, features, services and more, on mobile handsets. Qix removes barriers to revenue-producing features on mobile phones by significantly reducing the number of key presses needed to navigate through content.

We are listed on the NASDAQ Global Market under the symbol “ZICA" and the Toronto Stock Exchange under the symbol “ZIC."

Our principal executive offices are located at 2100, 840 - 7TH Avenue SW, Calgary, Alberta, Canada T2P 3G2. Our telephone number is (403) 233-8875.

The Offering

Common shares offered by the selling shareholders:	5,486,380 shares (of which an aggregate of 1,709,532 of the shares are issuable upon exercise of warrants).

Common shares outstanding prior to this offering as of March 28, 2007:	50,532,967 shares.

Common shares outstanding following this offering if all shares are sold*:	52,242,499 shares.

Use of Proceeds:

We will not receive any of the proceeds from the sale of the shares by the selling shareholders.  If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants (less any commissions owed to the placement agent involved the private placement in March 2007), which will be used for working capital purposes.

Risk Factors:

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors" beginning on page 4.

NASDAQ Global Market Symbol:	ZICA

Toronto Stock Exchange Symbol:	ZIC

* The number set forth for the common shares to be outstanding after this offering assumes all shares are sold including 1,709,532 common shares issuable upon the exercise of the 1,709,532 warrants included in this prospectus.  The selling shareholders who hold the warrants are not required to exercise their warrants.  Further, the selling shareholders are not required to sell their outstanding shares or any shares issued upon exercise of their warrants.

RISK FACTORS

We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. Shareholders should carefully consider the risks described below before purchasing our common shares. The occurrence of any of the following events could harm us. If these events occur, the trading price of our common shares could decline, and shareholders may lose all or part of their investment.

We have incurred net losses to date and may not become profitable.

We have a limited history of operating profits. Our consolidated net losses totalled $11.0 million in our fiscal year ended December 31, 2006, $5.3 million in our fiscal year ended December 31, 2005, and $2.7 million in our fiscal year ended December 31, 2004. As of December 31, 2006, our accumulated deficit was $108.6 million. We face significant and potentially costly challenges in simultaneously pursuing key research and development goals and attracting customers for our products and services.

Our shareholders may face dilution due to future financings and our business may be restricted due to future borrowing arrangements.

Additional future financings may involve the issuance of additional common shares or other equity and/or debt securities and other forms of borrowing. Issuances of additional equity securities may dilute the per share value of common shares held by our existing shareholders. If we issue debt securities or obtain other forms of borrowings, we may have to accept terms or borrowing arrangements that limit our ability to incur additional debt, require us to maintain certain financial ratios or subject us to other covenants that could restrict our business and growth.

Our operations may have been, and could be in the future, adversely affected by the Receiver for the Lancer Funds holding approximately 37% of our common shares.

In February 2007, a conditional settlement agreement was entered into with the Receiver (as defined below), Lancer Partners LP and Lancer Offshore Inc. (collectively, the “Lancer Funds") and us.  This became effective in April 2007, and all outstanding claims and issues among the parties were settled.

In August 2003, we became aware of information that suggested a group of funds, including the Lancer Funds, had accumulated a significant percentage of our outstanding common shares. This information followed the appointment in July 2003 of an attorney at the law firm of Hunton & Williams, LLP as the receiver (the “Receiver") for the Lancer Funds who was appointed as a result of a Commission enforcement proceeding which alleged securities law violations by the management of the Lancer Funds. In December 2003, we learned through Lancer Funds’ regulatory disclosure that the Lancer Funds believed their ownership amounted to approximately 49 percent of our outstanding common shares at the time.  According to the latest filing by the Receiver with the Commission, the Lancer Funds own 18,718,008 of our common shares, which represents approximately 37 percent of our outstanding common shares. While the enforcement proceeding did not allege wrongdoing in connection with our common shares or any of our affairs, the accumulation was done in apparent violation of United States and Canadian securities laws, and without our knowledge or assistance. In July 2005, the Receiver for the Lancer Funds stated in a filing with the Commission that the Receiver was considering requesting a special meeting of shareholders for the purpose of removing the then current members of the board of directors (other than Donald Moore). In August 2005, the Receiver issued such a request and also a request for a copy of our shareholder list. In response to these actions, we obtained an interim order from the Court of Queen’s Bench of Alberta prohibiting the Receiver from calling the special meeting, based upon the Lancer Funds’ apparent violations of applicable corporate and securities law. We also initiated proceedings before the Alberta Securities Commission to require the Receiver to dispose of its shareholdings or make a proper takeover bid to all our shareholders. The Receiver opposed these actions, and sought relief in a Florida court through a contempt motion against us. However, at our annual general meeting of shareholders held on December 22, 2006, the Receiver voted in favor of management’s recommendation as to the composition of our board of directors.

In February 2007, we entered into a conditional settlement agreement with the Receiver, which aimed to settle any and all outstanding claims and issues between the Receiver, the Lancer Funds and us. According to the terms of the settlement agreement, both the Receiver and Michael Lobsinger, who are both significant shareholders, each have the obligation to vote their shares in favor of the other party’s two director nominees, up until our shareholders’ meeting held in respect of the fiscal year ended 2007, and we shall not nominate Mr. Lobsinger nor certain persons or entities related to Mr. Lobsinger for appointment to our board of directors. On April 10, 2007, all outstanding conditions placed on the effectiveness of the settlement agreement were fulfilled, and the agreement is now in full force and effect.

The legal matters related to the Receiver have or may have adversely affected our operations in a number of ways:

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We have incurred significant legal fees in connection with issues concerning the Receiver.

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Promising acquisition candidates and possible financing sources have terminated discussions with us based upon uncertainty regarding the future composition of our board of directors and management and the possible impact of sales of our securities by the Receiver.

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Our customers and potential customers have similarly raised concerns about our future management and our ability to live up to our contractual commitments.

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Our efforts to recruit highly qualified members of executive management and additional directors from our industry have been hampered by the disputes between us and the Receiver.

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Scarce management resources have been diverted from our operations to addressing the foregoing concerns raised by our customers, employees, shareholders and potential acquisition candidates.

Uncertainties regarding the impact of possible sales of our shares by the Receiver or other large shareholders may negatively impact the market price for our securities.

According to the latest filing by the Receiver with the Commission, the Lancer Funds own 18,718,008 of our common shares, which represents approximately 37 percent of our outstanding common shares. The Receiver has in the past, and may in the future, announce an intention to sell shares in the open market. These announcements, whether or not they are accompanied by contemporaneous sales, may have a depressive effect on the market price for our securities.

We operate in a new and developing market and we may not be able to sustain the rapid development required in our industry to remain competitive.

The development of our input technology market depends upon:

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the growth of third-party applications incorporating our products and technologies;

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the demand for new applications;

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the ability of our products and technologies to meet and adapt to these needs; and

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continuing price and performance improvements in hardware and software technology to reduce the cost and increase the performance of products incorporating our products and technologies.

These markets may not develop further and the current level of market acceptance of our products may decrease or may not be sustainable. We must adapt to rapid changes in technology and customer requirements to remain competitive.

The market for our products has been characterized by:

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rapid technological change;

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frequent product introductions;

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evolving customer requirements; and

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aggressive price competition.

To achieve these goals, we will need to continue to make substantial investments in product development and marketing. We may not:

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have sufficient resources to make these investments;

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be successful in developing product enhancements or new products on a timely basis, if at all; or

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be able to successfully market these enhancements and new products once developed.

Further, our products may be rendered obsolete or uncompetitive by new industry standards, changing technology or developments by competitors.

If the market for our products does not develop on a continuing and sustainable basis, our financial position may be adversely impacted and could include recording additional impairment charges on the value of capitalized software development costs.

We operate in an intensely competitive environment and we may not be able to compete successfully or gain market acceptance.

The software industry is intensely competitive and is characterized by rapid technological advances, evolving industry standards, price competition and technological obsolescence. Major Asian and North American software and technology companies engage in development of input or other interface software. Our actual or potential input technology competitors include, but are not limited to: Motorola; America Online Inc. (“AOL"); Nokia; OpenWave; Microsoft; Research in Motion, Eatoni, Abaxia, Mobease, Communications Intelligence, PenReader, Vision Objects, TealPoint in Latin languages, PenPower, HanWang, Guobi and Chinastar. Many of our competitors have longer operating histories and have greater financial, technical, sales, marketing and other resources. To a great extent, our ability to compete will depend on such factors as product features, technical superiority, ease of use, price, quality, technical support and services, product development capabilities, marketing, distribution channels, and ability to meet delivery schedules. There can be no assurance that our products and services can compete successfully or gain market acceptance. Other corporations with greater financial and technical resources and larger marketing organizations could enter the market and pose a potential threat if they can develop technologies and products that can rival those developed by us or under license to us.

Our products may contain defects that could harm our reputation, be costly to correct, expose us to litigation and harm our operating results and financial condition.

We develop software products that may contain undetected errors or failures. Design errors or hidden defects in third-party components or software may be discovered after initial product sampling, resulting in delays in volume production or recalls of products sold. If defects are discovered, we may not be able to correct them in a timely manner or at all. Defects and failures in our products could result in a loss of, or a delay in, market acceptance of our products. In addition, defects in our products could cause adverse publicity, damage our reputation and impair our ability to acquire new customers. In addition, we may need to make significant expenditures to eliminate defects from our products. As well, defects and failures in our products could expose us to claims for liability or other claims involving costly litigation.

We may be unable to develop and to maintain collaborative development and marketing relationships, which could result in a decline in revenues or slower than anticipated growth rates.

A key element of our business strategy is the formation of collaborative relationships with other leading companies. Success will depend, in part, on our ability to maintain these relationships and to cultivate additional corporate alliances with such companies. There is no assurance that our historical collaborative relationships will be commercially successful, that we will be able to negotiate additional collaborative relationships, that such additional collaborative relationships will be available to us on acceptable terms, or that any such relationships, if established, will be commercially successful. In addition, there is no assurance that parties with whom we have established, or will establish, collaborative relationships will not, either directly or in collaboration with others, pursue alternative technologies or develop alternative products in addition to, or instead of, our products or experience financial or other difficulties that lessen their value to us and to our customers. Our financial condition or results of operations may be adversely affected by either our failure or the failure of these third parties to establish and maintain collaborative relationships.

We rely on large and small customers to adopt our technology and our financial success may be affected if these customers either do not implement our technology or suffer their own financial hardships.

Our royalty and licensing fee-based revenues depend in substantial part on our ability to successfully integrate and maintain compatibility of our technology with the applications of our customers. Because the Zi Technology business segment relies heavily on third-party integration of our technology into customer products, lead time to revenue recognition is longer than software products directly released into consumer channels. Purchase of our products by customers often requires significant expenditure of time and resources by the customers. Accordingly, the decision to purchase our products typically requires significant pre-purchase evaluation. We may spend significant time educating and providing information to prospective customers regarding the use and benefits of our products and technologies. During this evaluation period, we may expend substantial sales, marketing and management resources.

Furthermore, our products and technologies sold and integrated into customer applications are subject to both customer production schedules and customer success in marketing the products and generating product sales. Our revenues are thus subject to delays and possible cancellation resulting from customer integration risks and delays. We may not be successful in continuing to be selected as a technology provider for these customers, and the failure to be selected by our customers would have a material adverse effect on our sales. In addition, the resolution of a patent infringement claim with a principal competitor restricts us and our affiliates from using and selling certain no-longer distributed earlier versions of eZiText for Latin-based languages in the United States. Furthermore, due to our royalty-based revenue model, the failure of our key customers to achieve market acceptance of products incorporating our software could have a material adverse effect on our business, operating results and financial condition.

As well, we have invested money, time and resources into the acquisition and development of Decuma and Qix technologies, both of which are recent additions to the Zi portfolio of products. We may not be successful in persuading customers to license such technologies. Potential customers may spend significant amounts of time evaluating our technologies prior to their decision to license and deploy our products. Furthermore, any customers who do license such technology may fail to achieve market acceptance of products incorporating such technologies. Due to our license-fee and royalty-based revenue models, any of the above-referenced potential failures could have a material adverse effect on our business, operating results and financial condition.

Due to these factors, our sales cycles are long and unpredictable. As a result, our revenues may fluctuate from quarter-to-quarter and we may be unable to adjust our expenses accordingly. This would cause our operating results and share price to fluctuate. Customers typically perform numerous tests and extensively evaluate products before incorporating them into products. In addition, we expect that the delays which are inherent in our sales cycle could raise additional risks of customers deciding to cancel or change their product plans. Our business would be adversely affected if a significant customer reduces or delays orders or chooses not to deploy products incorporating our technology.

Some of our major customers are not profitable and are subject to reduced demand for products and services currently affecting the telecommunications industry. In 2006, 2005 and 2004 we derived 34 percent, 31 percent and 34 percent, respectively, of our total revenue from two customers. We believe that revenue derived from current and future customers who dominate handset phone manufacturing will continue to represent a significant portion of our total revenue for our technologies. Our inability to continue to secure and maintain a sufficient number of contracts from such dominant customers would have a material adverse effect on our business, financial condition, operating results and cash flows derived from our technologies. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions. Moreover, certain of our key customer licenses are at, or approaching, the end of their license terms and it is uncertain whether we will be successful in negotiating renewals with these customers.

Our overall market breadth for products and services may be constrained by:

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the increasing market share of major handset industry leaders;

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the influence of software integrators and platform suppliers in serving new customers with pre-packaged solutions; and

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consolidation among the customer base.

Our ability to operate could be hindered by the proprietary rights of others and our inability to adequately protect our intellectual property rights.

A number of companies and educational institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with our technologies or intellectual property rights or limit the ability of our customers to integrate our technologies onto their platforms. Such conflicts could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications altogether.

If patents that cover our activities, or the activities of others that we do business with, are issued to other persons or companies, we could be made subject to claims of infringement or indemnification, and, as described in the risk factor below and in our annual report on Form 20-F for the fiscal year ended December 31, 2006, we have been affected by such litigation. Furthermore, as disclosed in such Form 20-F, our customers may seek indemnification from us due to patent infringement litigation launched against them, and we have incurred costs and may continue to incur costs, in defending our customers against such actions.  Even if we believe that Zi or others we do business with do not infringe, the costs of defending intellectual property litigation are substantial. In the event that other parties’ patents cover any portion of our activities, or the activities of others that we do business with, we may be forced to develop alternatives or negotiate a license for such technology. We may not be successful in either developing alternative technologies or acquiring licenses upon reasonable terms, if at all. Any such license could require the expenditure of substantial time and other resources and could harm our business and decrease our earnings. If we do not obtain such licenses, we could encounter delays in the introduction of our products or could find that the development, manufacture or sale of products requiring such licenses is prohibited.

Existing copyright, trademark, patent and trade secret laws only afford limited protection for our proprietary rights. Third parties may attempt to copy or reverse engineer aspects of our products or proprietary information. Accordingly, we may not be able to adequately protect our intellectual property.

Our business may be adversely affected by a settlement agreement with our principal competitor.

We settled a judgment with AOL under United States based litigation by a written settlement agreement dated December 6, 2002. Under the settlement agreement, we consented to, inter alia, an injunction under a consent judgment which prohibits the sale or use in the United States of earlier versions of our eZiText product. Such earlier versions of eZiText are not currently sold or offered for sale or used by us in the United States. This injunction does not apply to or prohibit the sale or use of such earlier versions of our eZiText product in countries other than the United States. In the ordinary course of business, we, AOL and others seek to protect their intellectual property in various countries and jurisdictions through administrative proceedings and civil litigation. The settlement of the AOL lawsuit dealt only with certain patent infringement claims in the United States. We may not be successful in various challenges filed in respect of certain of AOL’s patent claims outside of the United States. The outcome of any of these proceedings, if determined adversely, raises the possibility that additional civil action could follow.

We need to be able to manage our growth or else our operating results and financial condition will be materially adversely affected.

We believe that continued growth in the number, breadth and complexity of our product lines while controlling our operating costs will be required to establish and maintain our competitive position. Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strain on our administrative, operational and financial resources and increased demands on its internal systems and procedures, particularly as this growth has been, and will likely continue, on a global basis. In the event that our operations continue to grow, or grow rapidly, there is a risk that our current administrative infrastructure, systems and procedures may not be adequate to support our operations, or that management may not be able to achieve the rapid, effective execution of the product and business initiatives necessary to successfully penetrate the markets for our products and services. If we are unable to manage future growth effectively, our business, operating results and financial condition may be materially adversely affected.

If we do not continue to develop new products, future revenues will be negatively affected.

Our existing product portfolio is limited. Our financial success relies substantially on a limited number of products. Failure to innovate, develop and integrate new products into our existing product lines, in addition to enhancing the performance and functionality of existing products, could result in us failing to achieve financial success.

We depend on our key personnel and failure to attract and retain these people could have a negative impact on our operations.

Our success will be dependent, in part, on the performance of our personnel who develop our technology and manage our business. We have personnel that we believe are competent in the development of our technology, services and software related products and have endeavoured to hire and retain qualified managerial and technology development services people for the development and expansion of the Zi Technology business. Nevertheless, failure to retain their expertise or to attract and retain key personnel with necessary technological and marketing skills, in addition to Milos Djokovic, President and Chief Executive Officer; Blair Mullin, Chief Financial Officer; Roland Williams, Senior Vice President of Technical Innovations; Axel Bernstorff, Vice President of Global Sales; Brandon Mensinga, Director – Qix and Corneil Goud, Director – Predictive Text, could have a materially adverse effect upon our ability to grow and operate profitably. Our insurance coverage does not include key-man life insurance for any of the above mentioned individuals. It should be noted that we have engaged an executive services and consulting firm to provide us with the services of Blair Mullin as our Chief Financial Officer.

We operate in diverse geographic markets and face regulatory and political risks abroad which could negatively impact our operations.

Our products and technologies are sold in a number of countries throughout the world. The primary markets for our products and technologies are Asia, North America and Europe. Our international business operations expose us to difficulties in coordinating our international activities and dealing with multiple regulatory environments, as well as to risks of international political and economic conditions.

Our global business may be materially adversely affected by:

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political and economic changes and disruptions in the countries into which we sell products or have operations;

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limits on repatriation of earnings;

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changes in various regulatory requirements and the cost of compliance with a wide variety of laws;

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difficulties in enforcing contracts;

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difficulties in protecting intellectual property

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governmental currency controls;

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export/import controls;

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tariff regulations and other trade barriers;

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costs and risks of localizing products for foreign countries;

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difficulties in staffing and managing operations in multiple locations in many countries;

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greater difficulties in trade accounts receivable collection; or

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possible adverse tax consequences.

In addition, our operations and the market price of our common shares may also be affected by adverse economic conditions in Asia, North America and Europe. Our operations and our ability to continue to generate revenues in these regions may be affected by adverse economic conditions or political instability in such regions as well as other external business risks.

There can be no assurance that such factors will not materially adversely affect the revenues from our international business and, consequently, our results of operations. In addition, revenues and/or earnings earned abroad may be subject to taxation by more than one jurisdiction, or certain expenses which we have claimed as a deduction for tax may be disallowed for various reasons by a domestic or foreign jurisdiction, which could materially adversely affect our earnings.

We may need additional capital to support our operations and future growth.

We may require capital to finance the continued growth of operations. To date, we have raised capital primarily through private placements of common shares. As of April 16, 2007, our cash position was approximately $9.4 million, which follows the investments totaling $6.0 million in gross proceeds from individual and institutional investors in a brokered private placement in the United States and a non-brokered private placement in Canada.  Unless our cash flow from operations is sufficient to meet our operating capital requirements, any shortfall must be covered by our cash position, the sale of securities or through other forms of third-party financing. Sufficient financing may not continue to be available to sustain our operations and growth, to develop new and existing markets or to complete development of products that fully exploit our owned or licensed technologies. Failure to obtain adequate additional financing on a timely basis could have a material adverse effect on our business.

Our quarterly results are subject to fluctuations which could negatively affect our financial results.

We have experienced, and are likely to continue to experience, significant fluctuations in quarterly operating results caused by many factors. These factors include:

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dependence on the market acceptance and sales of our licensees’ products in which our technologies are embedded;

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seasonality of sales of our licensees’ products;

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changes in the demand for our technology;

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the introduction or enhancement of products and services by us and our competitors and market acceptance of those enhancements or products;

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delays in the introduction of products or enhancements by us or our competitors;

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the timing of significant orders, delivery and implementation of our products;

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the gain or loss of any significant customer;

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changes in our pricing policies or those of our competitors;

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the mix of distribution channels through which products are sold and the mix of products and services sold;

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the mix of international and North American revenues;

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exchange rate fluctuations;

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the timing of any acquisitions and related costs;

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foreign currency exchange rates and general economic conditions; and

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legal and other costs associated with defense and resolution of patent infringement claims and other litigation we are involved in.

In addition, there are several factors that could cause material fluctuations in our revenues from quarter-to-quarter, including:

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the size and timing of individual license transactions by our customers;

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the potential for delay or deferral of customer implementation of our technology;

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the terms of future licensing arrangements between us and our customers;

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inaccuracies in reporting of royalties and license fees by customers;

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geopolitical events;

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world health factors; and

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credit risks such as bankruptcies or other economic hardships affecting any of our customers.

In addition, our new license revenue and results of operations may fluctuate on a quarterly and annual basis in the future as a result of a number of factors, many of which are outside of our control. A sale of a new license generally requires a customer to make a purchase decision that involves a significant commitment of capital. As a result, the sales cycle associated with the new license revenue will vary substantially and will be subject to a number of factors, including customers’ budgetary constraints, timing of budget cycles and concerns about the pricing or introduction of new products by us or our competitors. If our revenues or operating results fall below the expectations of financial analysts of investors, the trading price of our common shares could fall.

The laws and policies restricting foreign alliances, partnerships, investments, distribution or sale in the software technology industry could change and adversely affect our operations in these countries.

We may also be materially adversely affected by laws restricting foreign alliances, partnerships and investment in the technology and information industries. Some countries have extensive restrictions on foreign alliances, partnerships and investments in the information industries. For example, China has substantial limitations on companies that provide content on the Internet and dissemination of information on the Internet. Internet service providers are governed under telecommunications laws which substantially restrict foreign ownership and investment in telecommunications companies in China. In 1999, the Chinese government requested the termination of certain Chinese-foreign corporations on the basis that the structure used for these corporations was no longer permitted. There is no way of predicting whether the governments in the countries in which we operate will enact any similar limitations with respect to any of the products or services that we sell or license, or whether any such law, if enacted, will force us to reduce or restructure our products and offerings in such countries. The realization of any of these possibilities may substantially increase our costs of doing business or delay the commercialization of our products, which may adversely affect our business and results of operations.

We may be materially adversely affected by foreign laws restricting the repatriation of earnings. For example, the distribution of earnings from China to foreign countries is subject to the approval of the Chinese Central Bank. The procedures are complicated and time-consuming. We may become subject to claims from third parties (including foreign government agencies) based in foreign jurisdictions for violations of their laws. These laws may be changed or new laws may be enacted in the future. The administration and enforcement of law and justice in some jurisdictions that we do business in may be different and, therefore, unpredictable relative to U.S. practice. International litigation is often expensive, distracting and time consuming. These consequences could be particularly disruptive to us given our relatively small size of operations and limited resources. Accordingly, any occurrence of the foregoing could have a material adverse effect on our business.

At December 31, 2006, we held the U.S. dollar equivalent of $2.2 million (December 31, 2005 - $648,000) in Chinese renminbis through our principal Chinese subsidiary.  Due to Chinese government regulations pertaining to the capitalization of Chinese companies, these funds are not expected to be fully available to fund our non-Chinese operations in the foreseeable future.

We are subject to foreign currency exchange risks, accordingly, fluctuations in exchange rates could have a material effect on our results of operations.

A significant portion of our expenses have been, and will likely continue to be, incurred or generated in currencies other than the U.S. dollar, principally the Canadian dollar, Hong Kong dollar, Chinese renminbi and Swedish krona. Our results are reported in U.S. dollars. Accordingly, fluctuations in exchange rates have a material effect on our results of operations. In 2005, Chinese authorities re-valued the renminbi and it is no longer pegged against the U.S. dollar. To date, we have not engaged in foreign currency exchange rate hedging activities. If we implement hedging techniques in the future with respect to foreign currency transactions, there can be no assurance that we will be successful in such hedging activities. Conversion of the Chinese renminbi to other currencies is subject to approval by the government of China. Foreign exchange gains or losses for the past three years have been: a gain of $235,113, a loss of $114,108 and a gain of $275,834 in each of 2006, 2005 and 2004, respectively.

Acquisitions of companies or technologies may result in disruptions to our business.

As part of our business strategy, we may acquire assets and businesses principally relating or complementary to our current operations. Any acquisitions or mergers by us will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

•

exposure to unknown liabilities of acquired companies;

•

higher than anticipated acquisition costs and expenses;

•

effects of costs and expenses of acquiring and integrating new businesses on our operating results and financial condition;

•

the difficulty and expense of integrating the operations and personnel of the target companies, especially where the target company is in a geographically distant location;

•

disruption of our ongoing business;

•

diversion of management’s time and attention;

•

failure to enhance our financial and strategic position by the unsuccessful incorporation of acquired technology;

•

the inability to implement uniform standards, controls, procedures and policies;

•

loss of key employees and customers

•

the incurrence of amortization expenses; and

•

possible dilution to our shareholders.

We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

Further, the per share value of common shares held by our existing shareholders may be diluted if equity securities are issued by us in connection with any acquisition. If acquisitions are made for cash consideration, we may be required to use a substantial portion of our available cash and cash equivalents. Acquisition financing may not be available on acceptable terms, if at all.

As a non-U.S. corporation, it may be difficult for shareholders to pursue claims under U.S. securities laws against us.

The enforcement by investors of civil liabilities under the federal securities laws of the United States may be affected adversely by the fact that we are incorporated under the laws of Alberta, Canada, that the independent registered chartered accountants who have audited our financial statements and some or all of our directors and officers may be residents of Canada or elsewhere, and that all or a substantial portion of our assets and said persons are located outside the United States. As a result, it may be difficult for holders of the common shares to effect service of process within the United States upon people who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States.

We are subject to examinations by taxation authorities of the jurisdictions in which we operate in the normal course of operations.

In 2006, Canada Revenue Agency (“CRA") commenced an audit of Zi Corporation. We intend to present to CRA a comprehensive review of our international transfer pricing policies and procedures and documentation requirements. The ultimate resolution of this matter is uncertain and we are currently working with our tax advisors to determine a range of possible outcomes.  Should the ultimate resolution be unfavourable for us, we could be faced with a significant tax liability.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

In order to maintain our current status as a “foreign private issuer," as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act"), for U.S. securities law purposes, we must not have any of the following: (i) a majority of our executive officers or directors being U.S. citizens or residents, (ii) more than 50% of our assets being located in the U.S., or (iii) our business being principally administered in the U.S.  We may in the future lose our foreign private issuer status if we fail to meet any of the aforementioned criteria.

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than the costs we incur as a Canadian foreign private issuer. If we are not a foreign private issuer, we would not be eligible to use foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the Commission, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, we may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers. Further, if we engage in capital raising activities after losing our foreign private issuer status, there is a higher likelihood that investors may require us to file resale registration statements with the Commission as a condition to any such financing.

If we are characterized as a passive foreign investment company, our shareholders may be subject to adverse U.S. federal income tax consequences.

We have not made a determination as to whether we are considered a “passive foreign investment company" (a “PFIC"), as such term is defined in the U.S. Internal Revenue Code of 1986, as amended (the “Code"), for U.S. federal income tax purposes for the current tax year and any prior tax years. A non-U.S. corporation generally will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

In general, if we are or become a PFIC, any gain recognized on the sale of securities and any “excess distributions" (as specifically defined in the Code) paid on the securities must be ratably allocated to each day in a U.S. taxpayer’s holding period for the securities. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the securities generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

We may be deemed to be a controlled foreign corporation under the Code.

If more than 50% of the voting power of all of our classes of shares or total value of our shares is owned, directly or indirectly, by citizens or residents of the United States, United States domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of whom owns 10% or more of the total combined voting power of all of our classes of shares, we could be treated as a “controlled foreign corporation," as such term is defined under Subpart F of the Code.  This classification would effect many complex results including the required inclusion by such United States shareholders in income of their pro rata shares of “Subpart F income" (as specifically defined by the Code).

We have not made a determination as to whether we are a controlled foreign corporation under the Code, and cannot give any assurance that we would not be determined to be a controlled foreign corporation under the Code now or in the future.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the laws of the province of Alberta, Canada and the majority of our assets and operations are located outside the United States. We have appointed an agent to receive service of process with respect to any action brought against it in any federal court in the United States or state court in the State of Virginia. However, it may not be possible for holders to enforce outside the United States judgments against us obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. In addition, certain of our directors and officers are residents of countries other than the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for holders to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. We believe that there is uncertainty as to whether Canadian courts would enforce (i) judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in Canada, liabilities against us or such persons predicated upon the United States federal and state securities laws.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements under “Prospectus Summary," “Risk Factors" and elsewhere in this prospectus about our future results, levels of activity, performance, goals, or achievements or other future events constitute forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements.  These factors include, among others, those listed under “Risk Factors" or described elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by our use of words such as “may," “should," “could," “expects," “plans," “intends," “anticipates," “believes," “estimates," “predicts," “potential" or “continue" or the negative or other variations of these words, or other comparable words or phrases.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events.  Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of forward-looking statements.  We are under no duty to update any of our forward-looking statements after the date of this prospectus.  You should not place undue reliance on forward-looking statements.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of December 31, 2006. Our capitalization is presented:

•

on an actual basis;

•

on a pro forma basis to reflect the private sale of 1,709,532 common shares upon the exercise of warrants for gross proceeds of $3,658,399.

As at December 31, 2006

	Actual	Pro Forma
Liabilities:
Current liabilities	$9,728,915	$9,728,915
Total liabilities	$9,728,915	$9,728,915

Shareholders’ equity:

Total shareholders’ equity	$4,818,155	$14,010,199
Actual common shares outstanding - 46,688,624
Pro forma common shares outstanding – 52,175,004
Total capitalization:	$14,547,070	$23,739,144

DESCRIPTION OF SECURITIES

We are authorized to issue an unlimited number of common shares, no par value, and an unlimited number of preferred shares, in one or more series.  As of March 28, 2007, 50,532,967 of common shares were issued and outstanding, which were held by 206 registered holders, and no preferred shares were issued and outstanding.

The holders of common shares are entitled to receive notice of and to attend all meetings of our shareholders and have one vote for each common share held at all meetings of our shareholders, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.

Subject to the prior rights of the holders of our preferred shares, the holders of common shares are entitled to receive dividends if and when declared by our board of directors.

In the event of our dissolution, liquidation or winding-up and subject to the prior rights of the holders of preferred shares, the holders of our common shares will be entitled to share equally in our remaining property and assets.

All of the common shares are validly issued and have been fully paid for. At meetings of shareholders, two persons present in person holding or represented by proxy of five percent (5%) of our issued and outstanding common shares shall constitute a quorum for purposes of a meeting of the holders of our common shares.

A summary of Canadian laws and regulations that affect the rights of U.S. shareholders, certain U.S. federal tax implications of owning and selling our common shares and certain other information regarding our share capital, certificate of incorporation and bylaws and material contracts can be found in Item 10. contained in our annual report on Form 20-F for the year ended December 31, 2006.

MARKETS

Our shares trade on the NASDAQ Global Market under the symbol “ZICA" and the Toronto Stock Exchange under the symbol “ZIC". Our shares traded during the periods and at the prices set out below on the NASDAQ Global Market.

The high and low market prices for the last five fiscal years ended December 31:

Fiscal Year	High	Low
2006	$2.85	$0.66
2005	$7.45	$1.32
2004	$7.55	$2.00
2003	$4.08	$1.62
2002	$7.04	$2.27

The high and low market prices for each of the four quarters of 2006 and 2005 and the first quarter of 2007:

Quarter Ending	High	Low
March 31, 2007	$2.73	$1.54
December 31, 2006	$2.85	$0.84
September 30, 2006	$1.57	$0.66
June 30, 2006	$1.85	$1.00
March 31, 2006	$2.44	$1.42
December 31, 2005	$4.08	$1.32
September 30, 2005	$7.04	$2.14
June 30, 2005	$9.44	$2.17
March 31, 2005	$7.45	$3.96

The high and low market prices for each of the last six months:

Month	High	Low
May 2007	$1.40	$1.05
April 2007	$1.64	$1.28
March 2007	$2.00	$1.54
February 2007	$2.73	$1.80
January 2007	$2.32	$1.63
December 2006	$2.85	$0.85

Our shares traded during the periods and at the prices set out below on the Toronto Stock Exchange.

The high and low market prices for the last five fiscal years ended December 31:

Fiscal Year	High	Low
2006	Cdn$2.99	Cdn$0.74
2005	Cdn$9.15	Cdn$1.53
2004	Cdn$8.69	Cdn$2.57
2003	Cdn$5.60	Cdn$2.39
2002	Cdn$11.29	Cdn$2.35

The high and low market prices for each of the four quarters of 2006 and 2005 and the first quarter of 2007:

Quarter Ending	High	Low
March 31, 2007	Cdn$3.20	Cdn$1.80
December 31, 2006	Cdn$2.99	Cdn$0.95
September 30, 2006	Cdn$1.78	Cdn$0.74
June 30, 2006	Cdn$2.13	Cdn$1.10
March 31, 2006	Cdn$2.78	Cdn$1.65
December 31, 2005	Cdn$3.49	Cdn$1.53
September 30, 2005	Cdn$3.81	Cdn$2.64
June 30, 2005	Cdn$5.08	Cdn$2.66
March 31, 2005	Cdn$9.15	Cdn$4.87

The high and low market prices for each of the last six months:

Month	High	Low
May 2007	Cdn$1.49	Cdn$1.15
April 2007	Cdn$1.88	Cdn$1.46
March 2007	Cdn$2.32	Cdn$1.80
February 2007	Cdn$3.20	Cdn$2.19
January 2007	Cdn$2.75	Cdn$1.84
December 2006	Cdn$2.99	Cdn$1.00

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act"), and file reports and other information with the Commission. We have filed with the Commission a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

The registration statement, including all exhibits, and any materials we filed with the Commission, may be inspected without charge at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Our Commission filings also are available to the public from the Commission’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue quarterly press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION BY REFERENCE

The Commission allows us to incorporate by reference documents we file with the Commission, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

•

our annual report for the fiscal year ended December 31, 2006 on Form 20-F and Form 20-F/A, filed with the Commission on April 3, 2007 and June 19, 2007, respectively;

•

our report on Form 6-K furnished to the Commission on April 4, 2007;

•

our report on Form 6-K furnished to the Commission on April 5, 2007;

•

our report on Form 6-K furnished to the Commission on April 11, 2007;

•

our reports on Forms 6-K furnished to the Commission on April 25, 2007;

•

our report on Form 6-K furnished to the Commission on April 26, 2007;

•

our report on Form 6-K furnished to the Commission on May 4, 2007;

•

our report on Forms 6-K furnished to the Commission on May 10, 2007;

•

our report on Form 6-K furnished to the Commission on May 11, 2007;

•

our report on Form 6-K furnished to the Commission on May 16, 2007;

•

our report on Form 6-K furnished to the Commission on June 4, 2007;

•

our report on Form 6-K furnished to the Commission on June 7, 2007;

•

our report on Form 6-K furnished to the Commission on June 13, 2007; and

•

the description of our securities contained in our registration statement on Form 40-F filed with the Commission on April 28, 1994, including any amendment or report filed for the purpose of updating this description.

All annual reports we file with the Commission pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the Commission by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits that are specifically incorporated by reference to such documents. Requests for such copies should be directed to c/o Jason Paul, General Counsel, Zi Corporation, 2100, 840 – 7th Avenue SW, Calgary, Alberta, Canada T2P 3G2.  Our telephone number is (403) 233-8875.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents.  Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

USE OF PROCEEDS

The selling shareholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the sale of the shares.  If any warrants are exercised (excluding warrants exercised on a cashless basis), we will receive the exercise price of the warrants (less any commissions owed to the placement agent involved the private placement in March 2007), which will be used for working capital purposes.  The maximum aggregate proceeds to us related to the exercise of the warrants is $3,658,398.  The selling shareholder are under no obligation to exercise the warrants or exercise the warrants using cash, and there can be no assurance that the selling shareholders will do so.

EXPENSES

We are required to pay all fees and expenses incident to the registration of the common shares, including the registration fees.  Selling shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts.  Set forth below are expenses to be paid by us in connection with the distribution of the common shares being registered on behalf of the selling shareholders.  All amounts are estimates except for the Securities and Exchange Commission registration fees.

Registration fee	$265
Fees and expenses of accountants	10,000
Fees and expenses of legal counsel	20,000
Printing and engraving expenses	3,000
Miscellaneous expenses	1,000

Total	$34,265

DIVIDEND POLICY

To date, we have not paid any dividends on shares, and do not anticipate doing so in the foreseeable future. The declaration of dividends on our common shares is within the discretion of our board of directors and will depend upon, among other factors, earnings, capital requirements, our operating and financial condition  and applicable laws.

Our board of directors may or may not declare additional dividends in the foreseeable future; however, to the extent that our board of directors may decide to pay cash dividends in the future, these dividends will be declared from the retained earnings, e.g., surplus, as determined by resolution of our board of directors. As we are a holding company, the amount of our retained earnings will be limited by the amount of dividends which can be declared by our subsidiaries under applicable law.

SELLING SHAREHOLDERS

The common shares being offered by the selling shareholders are those previously issued to the selling shareholders. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time.

The following table sets forth information about the number of shares beneficially owned by each selling shareholder that may be offered from time to time under this prospectus.   Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to our common shares. Common shares subject to warrants that are currently exercisable or exercisable within 60 days after March 28, 2007 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder.

Certain selling shareholders may be deemed to be “underwriters" as defined in the Securities Act. Any profits realized by any such selling shareholders may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling shareholders as of March 28, 2007. Information concerning the selling shareholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

The second column on the table below lists the number of common shares beneficially owned by each selling shareholder based on its ownership of the common shares as of March 28, 2007. The third column lists the percentage of common shares beneficially owned by each selling shareholder based on his, her or its ownership of the common shares as of March 28, 2007. The fourth column lists the common shares being offered by this prospectus by the selling shareholders. The fifth and sixth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

None of the selling shareholders are broker-dealers or affiliates of a broker-dealer except for the selling shareholders specified on the table below. We have been advised that each of such selling shareholders purchased our common shares in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common shares. If the shares are to be sold by transferees of the selling shareholders under this prospectus and the shares are not sold pursuant to the “Plan of Distribution" in this prospectus, we must file a post-effective amendment to the registration statement that includes this prospectus or a prospectus supplement, amending the list of selling shareholders to include the transferee as a selling shareholder. Upon being notified by a selling shareholder that it intends to use an agent or principal to sell their shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement.

To our knowledge and except as noted below, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Being	Shares Beneficially Owned After the Offering
Name	Number	Percent	Offered	Number	Percent
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio c/o RG Capital Management, L.P. 3 Bala Plaza - East, Suite 501 Bala Cynwyd, PA 19004	2,556,166(1)	4.9%	2,608,696(7)	0	0%

Jones Gable & Company Limited Suite 600 - 110 Yonge Street Toronto, Ontario M5C IT6 Canada	1,739,130(2)	3.4%	1,739,130	0	0%

CAMOFI Master LDC c/o Centrecourt Asset Management lLC 350 Madison Avenue New York, NY 10017	435,400(3)	*	435,400	0	0%

Cranshire Capital, L.P. 3100 Dundee Road, Suite 703 Northbrook, IL 60062	434,784(4)	*	434,784	0	0%

Midtown Partners & Co., LLC(5) 4902 Eisenhower Blvd., Suite 185 Tampa, FL 33634	268,370(6)	*	268,370	0	0%

Total	5,433,850		5,486,380	0

______________

* Represents less than one percent (1%)

(1)

The number of shares beneficially owned is subject to certain provisions in the warrants which limit beneficial ownership to a maximum of 4.99% of our outstanding shares.  The form of warrant is filed as an exhibit to the registration statement of which this prospectus forms a part.  Includes 692,812 common shares underlying warrants.  Without giving effect to the 4.99% limitation, the selling shareholder has the right to acquire 745,342 shares upon exercise of warrants.

(2)

Includes 496,894 common shares underlying warrants.

(3)

Includes 124,400 common shares underlying warrants.

(4)

Includes 124,224 common shares underlying warrants. Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaim beneficial ownership of the shares held by Cranshire Capital, L.P.

(5)

Midtown Partners & Co., LLC (“Midtown") is a registered broker-dealer with the National Association of Securities Dealers, Inc. and it served as our placement agent in the private placement that closed on March 28, 2007, and Midtown will continue to be paid certain commissions by us upon the exercise of warrants held by certain selling shareholders pursuant to the terms and conditions of the placement agent agreement dated February 23, 2007 entered into by Midtown and us, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

(6)

Includes 218,672 common shares underlying warrants.

(7)

Includes an additional 52,530 common shares the selling shareholder has the right to acquire upon the exercise of certain warrants.

PLAN OF DISTRIBUTION

Each selling shareholder of the common shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on the NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling shareholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume.  The selling shareholders may also sell shares of the common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus, Rule 144 under the Securities Act or Rule 904 of Regulation S under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of common shares by the selling shareholders or any other person.  We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the common shares offered hereby will be passed upon for us by Borden Ladner Gervais LLP, Calgary, Alberta, Canada.

EXPERTS

Our financial statements and financial statement schedule incorporated into this prospectus by reference from our annual report on Form 20-F and Form 20-F/A for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports (which reports express an unqualified opinion on the financial statements and the related financial statement schedule and includes explanatory paragraphs relating to the restatement of the financial statements, withdrawal of a previous report and their consideration of internal control over financial reporting and also includes a separate report titled “Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences" referring to conditions and events that cast substantial doubt on our ability to continue as a going concern) which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us, pursuant to the applicable provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information.  This prospectus does not offer to sell or buy any shares in a jurisdiction where it is unlawful.  The information in this prospectus is current as of the date hereof.

ZI CORPORATION 5,486,380 COMMON SHARES
PROSPECTUS